EXHIBIT 99.1

Duos Technologies Group Reports Second Quarter and Six Month 2021 Results

JACKSONVILLE, FL / ACCESSWIRE / August 12, 2021 / Duos Technologies Group, Inc.("Duos" or the "Company") (Nasdaq: DUOT), a provider of intelligent security analytical technology solutions, reported financial results for the second quarter ended June 30, 2021.

Second Quarter 2021 and Recent Operational Highlights

•	Joined the Russell Microcap® Index at the conclusion of the 2021 Russell indexes annual reconstitution.

•	Introduced obliquevue™ and additional perspectives to the Company's current Railcar Inspection Portals (rip®) solution. The obliquevue™ is the first of a new generation of AI-based inspection systems being developed by Duos as a part of its new "rapid development" initiative.

•	Continued marketing partnership with Dell Technologies, which featured Duos in a recent CIO.com blog post (AI at the Edge Keeps Trains on Track) and a Harvard Business Review post (Why Your Business Needs to Treat Your Edge Data as Capital).

•	Received an order for an Automated Pantograph Inspection System (apis®) to be installed at a transit system based in Canada. Installation is expected to be complete in early 2022.

•	Received an initial order for an expansion to a multi-site rip® system. The order is for two sites and is expected to be installed later this year.

•	Appointed new independent board member Craig Nixon, whose election was approved by shareholders at the Company's Annual Shareholder Meeting in July. Nixon is a retired high-ranking military officer with extensive, recent experience in technology consulting with several prominent Silicon Valley companies.

•	Signed lease for a new building located near the Company's current headquarters; terms were structured so that there will be no additional cash expense through the beginning of 2023. The new facility will house all staff in one location and has sufficient space for the Company's anticipated expansion over the next 12 months.

Second Quarter 2021 Financial Results

It should be noted that the following Financial Results represent the consolidation of the Company with its subsidiaries Duos Technologies, Inc. andtruevue360™.

Total revenue for the second quarter decreased 67% to $649,000 compared to $1.98 million in the same period last year. This was the aggregate of about $100,000 for technology systems and $548,000 in recurring services revenue. The decrease in total revenue was the result of a delay in receiving "notices to proceed" for anticipated new contracts earlier in the year. Due to the pandemic and other macro-economic effects, such as the current computer chip shortage which is extending deadlines for shipment of key components used in Duos' technology systems, there are uncertainties that can impact the Company's operations. As a result, certain installations may produce revenues towards the end of the year, some of which may ultimately be recorded in 2022.

Cost of revenues increased 22% to $2.19 million compared to $1.79 million in the same period last year. Cost of revenues increased for services and consulting, which comprises of equipment, labor and overhead necessary to support the implementation of new systems and support and maintenance of existing systems. Cost of revenues on technology systems decreased during the period compared to the equivalent period in 2020, but by a smaller amount than the decrease in revenues. There was also a significant increase in cost related to the deployment of a new undercarriage technology. Costs are expected to be much lower going forward as a percentage of the overall system price.

Gross margin totaled $(1.54) million compared to $187,000 in the same period last year. The decrease in gross margin was driven by a decrease in recorded revenues. As noted above, the decrease in total revenues is due primarily to a pause in new installations in the technology systems part of the business. The Company is actively revamping its operations to support an anticipated increase in number of new systems going forward. The resultant additional cost of revenues, while somewhat offset by decreases in SG&A expenses, is not yet covered by a comparable increase in revenues as of the second quarter 2021. The Company anticipates an improvement in the overall gross margin for the full year reporting in 2021, with the majority of those improvements coming in the second half of the year.

Operating expenses decreased 13% to $1.41 million from $1.61 million in the same period last year. The decrease in operating expenses was driven by decreases in administration and research and development expenses, offset by increases in sales & marketing.

Net loss totaled $2.95 million compared to net loss of $1.47 million in the same period last year. The increase in net loss was primarily attributable to the decrease in total revenue noted previously.

Cash and cash equivalents at quarter-end totaled $4.82 million, compared to $3.97 million at December 31, 2020.

Six Month 2021 Financial Results

Total revenue decreased 6% to $2.80 million from $2.97 million in the same period last year. The decrease in total revenue was driven by a slowdown in overall business bookings during the first six months due to delays in executing new contracts and certain travel restrictions resulting from macro-economic headwinds. The decrease was mostly offset by an increase in services and consulting revenues as a result of new contracts which are mostly recurring in nature. As noted previously, due to the pandemic and other macro-economic effects, such as the current computer chip shortage which is extending deadlines for shipment of key components used in Duos' technology systems, there are uncertainties that can impact the Company's operations. As a result, certain installations may produce revenues towards the end of the year, some of which may ultimately be recorded in 2022.

Cost of revenues increased 43% to $4.92 million from $3.44 million in the same period last year. The increase was driven by increased costs of deployment related to certain installations where new technologies were being deployed for the first time. Costs for services and consulting increased at a proportionate rate to the increase in revenues. This trend is expected to reverse in the next six months as certain economies of scale become evident in the second half of 2021 and beyond. Overhead more than doubled for the period reflecting higher costs for staffing current and anticipated projects although this rate of increase is expected to flatten in the second half of 2021.

Gross margin decreased to $(2.11) million from $(468,000) in the same period last year. The decrease in gross margin was mainly the result of lower revenues during the six-month period and the proportion of costs allocated to projects being higher as a percentage against lower revenues. The Company anticipates an improvement in the overall gross margin for the full year reporting in 2021, with the majority of those improvements coming in the second half of the year.

Operating expenses decreased 13% to $2.64 million from $3.05 million in the same period last year. The decrease in operating expenses can be attributed to decreases in administration costs and research & development expenses, slightly offset by an increase in sales and marketing. The Company has taken actions to reduce certain expenditures to align its spending with the current slowdown in revenues due to delays in execution of existing projects.

Net loss totaled $3.36 million compared to a net loss of $3.61 million in the same period last year. The improvement in net loss was primarily attributable to the impact of the Cares Act PPP loan forgiveness and the effect of lower operating expenses during the 2021 six-month period compared to the prior year.

Financial Outlook

For the fiscal year ending December 31, 2021, the Company had previously guided total revenue to be approximately $18.0 million. The Company's guidance was based on contracts in backlog and near-term pending orders that are already performing or were scheduled to be executed by the fourth quarter of 2021. Due to certain macro-economic effects, including the resurgent COVID-19 Delta variant as well as global supply chain issues, the Company is experiencing much longer lead times for contracts to be awarded and the associated "notices to proceed," which would signal the start of the procurement and deployment processes. With procurement, the Company is experiencing delays in receiving necessary components, including advanced cameras, and high-powered servers which are critical components to its inspection portals. The Company is taking certain steps to mitigate some of these issues such as procuring long-lead items in advance of formal notices to proceed in order to reduce the overall deployment time for technology systems.

Accordingly, the Company is revising its revenue guidance where the previously forecasted $18M in revenues will be achieved by the end of the second quarter of 2022. For Fiscal Year 2021, uncertainty remains as to when, due to the issues described above, certain revenues can be booked in accordance with the ASC-606 revenue recognition policy. At this time, the Company expects to achieve between $8M and $9M for the current fiscal year based on the current situation as currently understood. Management also expects its operations to achieve breakeven for the last quarter of 2021 with an improved cash liquidity position by year end based on anticipated orders. Although uncertainties continue in the macro-economic climate, management believes that 2022 will yield a much stronger financial performance for revenue and be profitable for the fiscal year.

Management Commentary

"During the second quarter we continued to navigate through some short-term industry and operational headwinds, which impacted our financial results during the period but are not expected to affect our long-term growth plans," said Duos Chief Executive Officer Chuck Ferry. "Our company is still in the midst of a challenging transition period as we make further investments in both infrastructure and support to reinforce our ability to meet the order flow we're anticipating within the next few quarters. More specifically, within our AI business, we've made comprehensive staffing changes to our internal team to meet demand for more comprehensive algorithm development, which has slowed deployment times in the near term but is strongly supported by our existing customers. We are actively expanding our rail pipeline and have made encouraging progress in getting key contracts closer to the finish line, which we expect to materialize in the second half of the year. However, due to the uncertainty around exact timing when these contracts will occur, we are revising our estimates for the year to account for potential timing discrepancies. Long term, we remain confident in the path we've laid out to become a self-sustaining, high-growth business in the years ahead."

Conference Call

The Company's management will host a conference call today, Thursday, August 12, 2021, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results, followed by a question and answer period.

Date: Thursday, August 12, 2021

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

U.S. dial-in: 877-226-0954

International dial-in: 303-223-0117

Confirmation: 13722166

Please call the conference telephone number 5-10 minutes prior to the start time of the conference call. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be broadcasted live via telephone and available for online replay via the investor section of the Company's website here (https://ir.duostechnologies.com/).

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, through its wholly owned subsidiary, Duos Technologies, Inc., designs, develops, deploys and operates intelligent technology solutions supporting rail, logistics, intermodal and Government customers that streamline operations, improve safety and reduce costs. The Company provides cutting edge solutions that automate the mechanical and security inspection of fast moving trains, trucks and automobiles through a broad range of proprietary hardware, software, information technology and artificial intelligence. For more information, visit www.duostech.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law. All forward-looking statements attributable to Duos Technologies Group, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Contacts

Corporate
Fei Kwong
Duos Technologies Group, Inc. (Nasdaq: DUOT)
904-652-1625
fk@duostech.com

Investor Relations
Matt Glover or Tom Colton
Gateway Investor Relations
949-574-3860
DUOT@gatewayIR.com

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

REVENUES:
Technology systems	$100,401	$1,597,633	$1,590,699	$2,111,307
Services and consulting	548,267	384,509	1,212,723	861,780

Total Revenues	648,668	1,982,142	2,803,422	2,973,087

COST OF REVENUES:
Technology systems	1,214,370	1,322,032	3,109,855	2,414,090
Services and consulting	378,319	214,244	709,703	508,198
Overhead	593,231	258,403	1,096,824	518,824

Total Cost of Revenues	2,185,920	1,794,679	4,916,382	3,441,112

GROSS MARGIN	(1,537,252)	187,463	(2,112,960)	(468,025)

OPERATING EXPENSES:
Sales & marketing	351,251	122,473	663,052	262,325
Research & development	79,131	149,566	140,164	555,958
Administration	980,834	1,342,480	1,854,592	2,228,663

Total Operating Expenses	1,411,216	1,614,519	2,657,808	3,046,946

LOSS FROM OPERATIONS	(2,948,468)	(1,427,056)	(4,770,768)	(3,514,971)

OTHER INCOME (EXPENSES):
Interest expense	(5,541)	(58,243)	(11,761)	(127,175)
Other income, net	1,129	19,410	1,423,626	29,208

Total Other Income (Expense)	(4,412)	(38,833)	1,411,865	(97,967)

NET LOSS	$(2,952,880)	$(1,465,889)	$(3,358,903)	$(3,612,938)

Basic & Diluted Net Loss Per Share	$(0.83)	$(0.42)	$(0.95)	$(1.16)

Weighted Average Shares-Basic & Diluted	3,553,718	3,526,382	3,544,579	3,106,660

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$4,822,945	$3,969,100
Accounts receivable, net	239,616	1,244,876
Contract assets	152,789	102,458
Prepaid expenses and other current assets	741,897	486,626

Total Current Assets	5,957,247	5,803,060

Property and equipment, net	357,974	342,180
Operating lease right of use asset	89,468	196,144

OTHER ASSETS:
Patents and trademarks, net	69,166	64,415
Total Other Assets	69,166	64,415

TOTAL ASSETS	$6,473,855	$6,405,799

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$529,679	$599,317
Accounts payable - related parties	7,700	7,700
Notes payable - financing agreements	154,631	42,942
Payroll taxes payable	—	3,146
Accrued expenses	1,093,123	1,038,092
Current portion - equipment financing agreements	94,904	89,620
Current portion-operating lease obligations	91,954	202,797
Current portion-PPP loan	—	627,465
Contract liabilities	171,281	709,553
Deferred revenue	1,098,142	315,370

Total Current Liabilities	3,241,414	3,636,002

Equipment financing payable, less current portion	54,373	103,184
PPP loan, less current portion	—	782,805

Total Liabilities	3,295,787	4,521,991

Commitments and Contingencies (Note 5)

STOCKHOLDERS' EQUITY:
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,480,000 shares available to be designated
Series A redeemable convertible preferred stock, $10 stated value per share, 500,000 shares designated; 0 issued and outstanding at June 30, 2021 and December 31, 2020, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 1,705 and 1,705 issued and outstanding at June 30, 2021 and December 31, 2020, convertible into common stock at $7 per share	1,705,000	1,705,000
Series C convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 4,500 issued and outstanding at June 30, 2021 and 0 issued and outstanding at December 31, 2020, convertible into common stock at $5.50 per share	4,500,000	—
Common stock: $0.001 par value; 500,000,000 shares authorized, 3,585,927 and 3,535,339 shares issued, 3,584,603 and 3,534,015 shares outstanding at June 30, 2021 and December 31, 2020, respectively	3,586	3,536
Additional paid-in capital	39,973,987	39,820,874
Total stock & paid-in-capital	46,182,573	41,529,410
Accumulated deficit	(42,847,053)	(39,488,150)
Sub-total	3,335,520	2,041,260
Less: Treasury stock (1,324 shares of common stock at June 30, 2021 and December 31, 2020)	(157,452)	(157,452)
Total Stockholders' Equity	3,178,068	1,883,808

Total Liabilities and Stockholders' Equity	$6,473,855	$6,405,799

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended
	June 30,
	2021	2020

Cash from operating activities:
Net loss	$(3,358,903)	$(3,612,938)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	171,382	97,353
Stock based compensation	153,163	96,270
Modification of employee stock options	—	102,800
PPP loan forgiveness including accrued interest	(1,421,577)	—
Interest expense related to debt discounts	—	94,627
Amortization of operating lease right of use asset	106,676	113,419
Changes in assets and liabilities:
Accounts receivable	902,871	2,114,802
Contract assets	(50,331)	530,110
Prepaid expenses and other current assets	98,055	235,194
Accounts payable	(69,638)	(2,009,394)
Accounts payable-related party	—	(300)
Payroll taxes payable	(3,146)	(104,381)
Accrued expenses	66,338	(247,474)
Lease obligation	(110,843)	(114,865)
Contract liabilities	(485,722)	(5,378)
Deferred revenue	782,772	(442,598)

Net cash used in operating activities	(3,218,903)	(3,152,753)

Cash flows from investing activities:
Purchase of patents/trademarks	(7,435)	(7,735)
Purchase of fixed assets	(184,492)	(171,467)

Net cash used in investing activities	(191,927)	(179,202)

Cash flows from financing activities:
Repayments of line of credit	—	(27,615)
Repayments of insurance and equipment financing	(191,798)	(83,257)
Repayment of finance lease	(43,527)	(21,786)
Repayment of notes payable	—	(1,000,000)
Proceeds from PPP loan	—	1,410,270
Proceeds from equipment financing	—	121,637
Proceeds from common stock issued	—	9,253,128
Issuance cost	—	(1,001,885)
Proceeds from preferred stock issued	4,500,000	—

Net cash provided by financing activities	4,264,675	8,650,492

Net increase in cash	853,845	5,318,537
Cash, beginning of period	3,969,100	56,249
Cash, end of period	$4,822,945	$5,374,786

Supplemental Disclosure of Cash Flow Information:
Interest paid	$22,339	$29,830

Supplemental Non-Cash Investing and Financing Activities:
Common stock issued for accrued BOD fees	$—	$15,000
Lease right of use asset and liability	$—	$644,245
Note issued for financing of insurance premiums	$303,487	$216,754

SOURCE: Duos Technologies Group, Inc.